Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Strong Third Quarter 2020 Results and
Increases Full Year 2020 Financial Guidance

– U.S. LINZESS® (linaclotide) net sales increased 10% year-over-year to $241 million, as reported by AbbVie Inc. (AbbVie) –

– U.S. LINZESS collaboration revenue to Ironwood increased 18% year-over-year to $100 million, resulting in 3Q 2020 total Ironwood revenue of $103 million –

– 3Q 2020 GAAP net income was $34 million and adjusted EBITDA was $47 million –

– Expect total cost savings of approximately $95 million, excluding anticipated one-time costs, relating to discontinuation of IW-3718 and planned workforce reduction –

BOSTON, Mass., November 5, 2020 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its third quarter 2020 results and recent business performance.

“Ironwood’s strong financial performance this quarter was bolstered by continued demand for our market leading product LINZESS, which delivered 10% growth in net sales year-over-year, and another quarter of profitability and positive cash flow for Ironwood,” said Mark Mallon, chief executive officer of Ironwood. “While our pipeline experienced disappointing setbacks, we are confident that under the seasoned leadership of our talented, GI-experienced team, we are positioned well to execute against our strategic priorities. Through our focused efforts, we seek to unlock meaningful shareholder value as we progress our mission of advancing GI medicines and redefining the standard of care for GI patients.”

Third Quarter 2020 Financial Highlights1

(in thousands, except for per share amounts)

	3Q 2020	3Q 2019
Total revenues	$103,468	$131,167
Total costs and expenses	57,852	65,280
GAAP income from continuing operations, net of income taxes	34,423	20,648
GAAP net income	34,423	20,648
GAAP net income per share – basic	0.22	0.13
GAAP net income per share –diluted	0.21	0.13
Adjusted EBITDA	47,437	75,659
Non-GAAP net income	38,271	62,921
Non-GAAP net income per share - basic	0.24	0.40
Non-GAAP net income per share – diluted	0.23	0.40

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Income from Continuing Operations, Net of Income Taxes to Adjusted EBITDA table at the end of this press release. Adjusted EBITDA is reconciled from GAAP Income from Continuing Operations, Net of Income Taxes. There were no discontinued operations for the three and nine months ended September 30, 2020. Refer to Non-GAAP Financial Measures for additional information.

Third Quarter 2020 Corporate Highlights

U.S. LINZESS

•	Total LINZESS prescription demand in the third quarter of 2020 was approximately 37 million LINZESS capsules, a 7% increase compared to the third quarter of 2019, per IQVIA.

–	Average new-to-brand LINZESS prescription demand grew 10% during the third quarter of 2020 compared to the second quarter of 2020, per IQVIA Patient Insights Edition.

•	LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie. In the third quarter of 2020, LINZESS U.S. net sales were $241 million, a 10% increase compared to $220 million for the third quarter of 2019. Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	The difference between LINZESS net sales growth and total prescription demand growth in the third quarter was primarily due to modest net price improvement and inventory fluctuations.

–	In connection with its acquisition of Allergan plc (Allergan), AbbVie recast LINZESS net sales previously reported by Allergan for periods beginning January 1, 2019 to conform with AbbVie’s revenue recognition accounting policies and reporting conventions for certain rebates and discounts. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments received from AbbVie.

–	LINZESS commercial margin was 78% in the third quarter of 2020 compared to the commercial margin of 66% in the third quarter of 2019. The higher year-over-year margin was largely driven by higher LINZESS net sales and lower brand expenditure primarily due to limits on in-person details by the Ironwood and AbbVie LINZESS field sales forces resulting from the COVID-19 pandemic. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Ironwood recorded $100 million in collaboration revenue in the third quarter of 2020 related to sales of LINZESS in the U.S., an 18% increase compared to $85 million for the third quarter of 2019. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $177 million in the third quarter of 2020 compared to $129 million in the third quarter of 2019. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	In September 2020, the U.S. Food and Drug Administration (FDA) approved a supplemental New Drug Application (sNDA) for LINZESS. This approval resulted in updated U.S. prescribing information with data demonstrating that linaclotide improved the overall abdominal symptoms of bloating, discomfort, and pain in adult patients with IBS-C compared to placebo.

U.S. LINZESS Full Brand Collaboration[1] (in thousands, except for percentages)	Three Months Ended September 30,
	2020	2019
LINZESS U.S. net sales as reported by AbbVie	$241,124	$220,037
AbbVie & Ironwood commercial costs, expenses and other discounts	52,939	74,519
Commercial margin	78%	66%
AbbVie & Ironwood R&D Expenses	11,207	16,436
Total net profit on sales of LINZESS	$176,978	$129,082
Full brand margin	73%	59%

1.	All periods presented have been adjusted to conform with AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue. Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

IW-3718

•	In September, Ironwood announced that data from IW-3718-302, one of Ironwood’s two identical Phase III trials that were evaluating IW-3718 in refractory gastroesophageal reflux disease (GERD), did not meet the pre-specified criteria associated with a planned early assessment.

–	Following the assessment from an independent data monitoring committee, Ironwood unblinded the data and confirmed that IW-3718-302 did not meet the criteria, including the study’s primary endpoint of achieving a statistically significant improvement in heartburn severity.

–	Based on these findings, Ironwood is discontinuing development of IW-3718.

–	Data from the IW-3718 Phase III trials are expected to be shared at an upcoming medical meeting.

•	In connection with this outcome, Ironwood is implementing an organizational restructuring and plans to reduce headcount by approximately 100 full-time employees. Ironwood expects to substantially complete the planned workforce reduction in the fourth quarter of 2020.

–	Ironwood expects these changes to result in total cost savings of approximately $95 million, comprised of approximately $45 million in annualized cost savings related to the planned workforce reduction and an additional approximately $50 million related to external spend for IW-3718 previously expected through 2021.

–	Ironwood expects to incur one-time costs of approximately $15 million to $18 million in connection with discontinuing development of IW-3718, primarily associated with the planned workforce reduction. Such costs are expected to be incurred primarily in the fourth quarter of 2020.

Global Collaborations and U.S. Promotional Partnerships

•	U.S. Disease Education and Promotional Partnership with Alnylam Pharmaceuticals, Inc. (Alnylam). In August 2019, Ironwood and Alnylam announced a U.S. GI disease education and promotional agreement for Alnylam’s GIVLAARI® (givosiran), an RNAi therapeutic targeting aminolevulinic acid synthase 1 for the treatment of adults with Acute Hepatic Porphyria.

–	Under this agreement, Ironwood receives fixed payments and royalties in the mid-teens percent on net sales generated from prescriptions or referrals from certain physicians related to Ironwood’s promotional efforts.

–	Since launch through the third quarter of 2020, Ironwood efforts have contributed to approximately 20 patients starting on GIVLAARI treatment.

•	LINZESS in Japan. Ironwood recorded $0.5 million in royalties from Astellas Pharma Inc. (Astellas) in the third quarter of 2020.

–	Under its license agreement with Astellas, Ironwood receives royalties beginning in the mid-single-digit percent and escalating to the low double-digit percent, based on annual net sales of LINZESS in Japan. In the fourth quarter of 2020, Astellas assumed responsibility for linaclotide active pharmaceutical ingredient (API) manufacturing in Japan.

–	LINZESS net sales in Japan for the six months ended September 30, 2020, as reported by Astellas, were approximately ¥3.1 billion, a 13% increase compared to the six months ended September 30, 2019.

•	LINZESS in China. Under Ironwood’s collaboration agreement with AstraZeneca, AstraZeneca has exclusive rights to develop, manufacture, and commercialize linaclotide in China (including Hong Kong and Macau) and is responsible for all expenses associated with these activities beginning in 2020. Ironwood receives royalties beginning in the mid-single-digit percent and increasing up to 20 percent based on annual net sales of LINZESS in China.

Third Quarter Financial Results

•	Total Revenues. Total revenues in the third quarter of 2020 were $103.5 million, compared to $131.2 million in the third quarter of 2019.

–	Total revenues in the third quarter of 2020 consisted of $100.2 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $1.8 million in linaclotide royalty revenue, $1.1 million in promotion revenue, and $0.4 million in other revenue.

–	Total revenues in the third quarter of 2019 consisted of $84.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $42.4 million in license and milestone payments, $2.1 million in co-promotion revenue, $1.5 million in royalty revenue, and $0.6 million in sales of linaclotide API.

•	Operating Expenses. Operating expenses in the third quarter of 2020 were $57.9 million, compared to $65.3 million in the third quarter of 2019.

–	Operating expenses in the third quarter of 2020 consisted of $34.9 million in selling, general and administrative (SG&A) expenses, $21.7 million in R&D expenses and $1.2 million in restructuring expenses.

–	Operating expenses in the third quarter of 2019 consisted of $40.9 million in SG&A expenses, $27.6 million in R&D expenses, and $0.5 million in cost of revenues, partially offset by $3.5 million related to the write-down of commercial supply and inventory to net realizable value and settlement on non-cancellable purchase commitments, and $0.2 million in adjustments to restructuring expenses.

•	Interest Expense, net of Interest and Investment Income. Net interest expense was $7.2 million in the third quarter of 2020 primarily in connection with the company’s convertible senior notes. Interest expense recorded in the third quarter of 2020 included $1.8 million in cash expense and $5.6 million in non-cash expense.

–	Net interest expense was $9.6 million in the third quarter of 2019, primarily in connection with the 8.375% Notes due 2026 prior to their redemption in September 2019 and the outstanding 2022 Convertible Notes. Interest expense recorded in the third quarter of 2019 includes $4.2 million in cash expense and $6.2 million in non-cash expense.

•	Loss on Derivatives. Ironwood recorded a loss on derivatives of $2.6 million in the third quarter of 2020 as a result of the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the 2022 Convertible Notes.

–	Ironwood recorded a loss on derivatives of $4.8 million in the third quarter of 2019 as a result of the partial termination of the convertible note hedges and note hedge warrants associated with the partial redemption of the 2022 Convertible Notes, and the change in fair value of the remaining convertible note hedge and note hedge warrants.

•	Income Tax Expense. Ironwood recorded $1.4 million in state income taxes in the third quarter of 2020, primarily in connection with a change in California tax law that temporarily disallows the use of net operating losses.

•	Net Income.

–	GAAP net income was $34.4 million, or $0.22 per share (basic) and $0.21 per share (diluted), in the third quarter of 2020, compared to GAAP net income of $20.6 million, or $0.13 per share (basic and diluted), in the third quarter of 2019.

–	Non-GAAP net income was $38.3 million, or $0.24 per share (basic) and 0.23 per share (diluted), in the third quarter of 2020, compared to non-GAAP net income of $62.9 million, or $0.40 per share (basic and diluted), in the third quarter of 2019.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses and separation expenses, and loss on extinguishment of debt. These adjustments are reflected in non-GAAP net income in the third quarter of 2020 and 2019 presented in this press release. See Non-GAAP Financial Measures below.

•	Income from Continuing Operations, Net of Income Taxes. Beginning in the second quarter of 2019, Ironwood recast historical operations related to Cyclerion Therapeutics, Inc. (Cyclerion) as discontinued operations.

–	Ironwood recorded $34.4 million and $20.6 million in income from continuing operations, net of income taxes during the third quarter of 2020 and 2019, respectively.

–	Ironwood did not incur any Cyclerion-related expenses during the third quarter of 2020 or 2019.

•	Adjusted EBITDA. Adjusted EBITDA was $47.4 million in the third quarter of 2020, compared to $75.7 million in the third quarter of 2019.

–	Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP income from continuing operations, net of income taxes. See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

–	Ironwood ended the third quarter of 2020 with $307.6 million of cash and cash equivalents.

–	Ironwood generated $53.6 million in cash from operations in the third quarter of 2020.

•	2020 Financial Guidance

–	Ironwood increased its 2020 financial guidance and now expects:

	Prior 2020 Guidance	Revised 2020 Guidance
LINZESS net sales growth	Mid-single digit % increase	High-single digit % increase
Total Revenue	$360 – $380 million	$370 – $385 million
Adjusted EBITDA[1]	>$105 million	>$130 million

1 Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP income from continuing operations, net of income taxes.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude the impact of net gains and losses on derivatives related to our 2022 Convertible Notes that are required to be marked-to-market. Ironwood also excludes restructuring, separation-related expenses, and loss on extinguishment of debt from non-GAAP net income (loss), if any. These adjustments, as applicable, are reflected in the non-GAAP net income (loss) in the third quarter 2020 presented in this press release. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. Certain of these expenses do not appear as non-GAAP adjustments used to calculate adjusted EBITDA, as such expenses are included as part of discontinued operations, and are therefore excluded from the calculation of GAAP income from continuing operations, net of income taxes.

•	Loss on extinguishment of debt is considered to be a non-recurring event as it is associated with a distinct financing decision. Included in loss on extinguishment of debt are costs incurred during the three months ended September 30, 2019 associated with the extinguishment of the 8.375% Notes due 2026 and a portion of the 2022 Convertible Notes.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses and loss on extinguishment of debt from GAAP income from continuing operations, net of income taxes. The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA to income from continuing operations, net of income taxes on a GAAP basis, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP income from continuing operations, net of income taxes or a reconciliation of expected adjusted EBITDA to expected GAAP income from continuing operations, net of income taxes because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA including, without limitation, the mark-to-market adjustments on the derivatives related to its 2022 Convertible Notes. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP income from continuing operations, net of income taxes for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time on Thursday, November 5, 2020 to discuss its third quarter 2020 results and recent business activities. Individuals interested in participating in the call should dial (833) 350-1432 (U.S. and Canada) or (647) 689-6932 (international) using conference ID number 2794527. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time on November 5, 2020 running through 11:59 p.m. Eastern Time on November 19, 2020. To listen to the replay, dial (800) 585-8367 (U.S. and Canada) or (416) 621-4642 (international) using conference ID number 2794527. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the overall abdominal symptoms (bloating, discomfort and pain) and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of guanylate cyclase-C (GC-C) agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age.

The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the Company’s strategy, business and operations, including with respect to driving growth and profitability; the development, commercial availability and commercial potential of linaclotide and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide; our decision to discontinue development of IW-3718; the extent and timing of the planned workforce reduction, as well as the anticipated timing of completion; the extent of anticipated total cost savings associated with the discontinuation of IW-3718, including the annualized cost savings related to the planned workforce reduction, as well as the anticipated decrease in external spend for IW-3718 and the timing thereof; the extent and timing of anticipated one-time costs in connection with discontinuing development of IW-3718; expectations regarding our U.S. promotional partnerships and global collaborations, including partners’ responsibility, beginning in 2020, for API, finished drug product and finished goods manufacturing in their respective territories; and our financial performance and results, and guidance and expectations related thereto, including expectations related to LINZESS net sales growth, total revenue and adjusted EBITDA. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons, including due to the impacts of the COVID-19 pandemic; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; the difficulty of predicting the extent, financial impact or timing of the planned workforce reduction, including the risk that the actual financial impact could vary materially from the outcomes anticipated; decisions by regulatory and judicial authorities, including the potential impact of the COVID-19 pandemic on governmental authorities; the risk we may never get additional patent protection for linaclotide; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; and the risks listed under the heading "Risk Factors" and elsewhere in Ironwood's Quarterly Report on Form 10-Q for the quarter ended June

30, 2020, and in our subsequent SEC filings. In addition, the COVID-19 pandemic and the associated containment efforts have had a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts will only partially mitigate the consequences. The extent and duration of the impact on our business and operations is highly uncertain. Factors that will influence the impact on our business, operations and financial results include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The pandemic could have a material adverse impact on our business, operations and financial results for an extended period of time.

Ironwood uses non-GAAP financial measures in this press release, which should be considered only a supplement to, and not a substitute for or superior to, GAAP measures. Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Income from Continuing Operations, Net of Income Taxes to Adjusted EBITDA table and related footnotes accompany this press release. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with AbbVie in assessing the product’s performance and calculates it based on inputs from both Ironwood and AbbVie. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

LINZESS® is a registered trademark of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this presentation are the property of their respective owners. All rights reserved.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors and Media:

Meredith Kaya, 617-374-5082

mkaya@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$307,555	$177,023
Accounts receivable, net	113,250	11,279
Related party account receivable, net	-	105,967
Inventory, net	-	648
Prepaid expenses and other current assets	10,777	10,685
Restricted cash, short-term	1,735	1,250
Total current assets	433,317	306,852
Restricted cash, net of current portion	485	971
Accounts receivable, net of current portion	23,197	32,597
Property and equipment, net	9,324	12,429
Operating lease right-of-use assets	16,868	17,743
Convertible note hedges	8,252	31,366
Other assets	881	790
Total assets	$492,324	$402,748
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$1,972	$3,978
Related party accounts payable, net	400	1,509
Accrued research and development costs	2,657	2,956
Accrued expenses and other current liabilities	23,885	30,465
Current portion of operating lease liabilities	3,112	1,146
Deferred revenue	875	875
Total current liabilities	32,901	40,929
Note hedge warrants	7,695	24,260
Convertible senior notes	424,539	407,994
Operating lease liabilities, net of current portion	20,767	22,082
Other liabilities	518	734
Total stockholders’ equity (deficit)	5,904	(93,251)
Total liabilities and stockholders’ equity (deficit)	$492,324	$402,748

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Collaborative arrangements revenue	$103,468	$130,524	$267,336	$273,998
Sale of active pharmaceutical ingredient	-	643	5,507	28,114
Total Revenues	103,468	131,167	272,843	302,112
Costs and expenses:
Cost of revenues	-	506	2,239	12,862
Write-down of commercial supply and inventory to net realizable value and settlement on non-cancellable purchase commitments	-	(3,530)	-	(3,530)
Research and development	21,692	27,551	71,795	88,507
Selling, general and administrative	34,928	40,919	106,021	133,260
Gain on lease modification	-	-	-	(3,169)
Restructuring expenses	1,232	(166)	1,232	3,652
Total cost and expenses	57,852	65,280	181,287	231,582
Income from operations	45,616	65,887	91,556	70,530
Other (expense) income:
Interest expense	(7,419)	(10,457)	(21,957)	(29,479)
Interest and investment income	231	893	1,284	2,297
Loss on derivatives	(2,616)	(4,766)	(6,549)	(1,494)
Loss on extinguishment of debt	-	(30,977)	-	(30,977)
Other income	-	68	27	208
Other expense, net	(9,804)	(45,239)	(27,195)	(59,445)
Income from continuing operations, before income taxes	35,812	20,648	64,361	11,085
Income tax expense	1,389	-	1,389	-
Income from continuing operations, net of income taxes	34,423	20,648	62,972	11,085
Loss from discontinued operations	-	-	-	(37,438)
GAAP net income (loss)	$34,423	$20,648	$62,972	$(26,353)

Income from continuing operations, net of income taxes per share — basic	$0.22	$0.13	$0.40	$0.07
Income from continuing operations, net of income taxes per share —diluted	$0.21	$0.13	$0.39	$0.07
Loss from discontinued operations per share — basic and diluted	-	-	-	$(0.24)
GAAP net income (loss) per share—basic	$0.22	$0.13	$0.40	$(0.17)
GAAP net income (loss) per share—diluted	$0.21	$0.13	$0.39	$(0.17)

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between GAAP net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net income (loss)	$34,423	$20,648	$62,972	$(26,353)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	2,616	4,766	6,549	1,494
Restructuring expenses	1,232	(166)	1,232	3,652
Separation expenses	-	6,696	-	28,637
Loss on extinguishment of debt	-	30,977	-	30,977
Non-GAAP net income	$38,271	$62,921	$70,753	$38,407

A reconciliation between basic GAAP net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net income (loss) per share –basic	$0.22	$0.13	$0.40	$(0.17)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.02	0.27	0.05	0.42
Non-GAAP net income per share –basic[1]	$0.24	$0.40	$0.45	$0.25

Weighted average number of common shares used to calculate net income (loss) per share — basic	159,846	156,436	159,211	155,752

A reconciliation between diluted GAAP net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net income (loss) per share –diluted	$0.21	$0.13	$0.39	$(0.17)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.02	0.27	0.05	0.42
Non-GAAP net income per share –diluted[2]	$0.23	$0.40	$0.44	$0.25

Weighted average number of common shares used to calculate net income (loss) per share — diluted	160,281	156,836	160,263	156,854

1Numbers may not add due to rounding.

2Numbers may not add due to rounding.

Reconciliation of GAAP Income from Continuing Operations, Net of Income Taxes to
Adjusted EBITDA

(In thousands, except per share amounts)

(unaudited)

A reconciliation between income from continuing operations, net of income taxes on a GAAP basis and adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP income from continuing operations, net of income taxes	$34,423	$20,648	$62,972	$11,085
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	2,616	4,766	6,549	1,494
Restructuring expenses[1]	1,232	(166)	1,232	3,652
Separation expenses[1]	-	6,696	-	14,173
Loss on extinguishment of debt	-	30,977	-	30,977
Interest expense	7,419	10,457	21,957	29,479
Interest and investment income	(231)	(893)	(1,284)	(2,297)
Income tax expense	1,389	-	1,389	-
Depreciation and amortization[1]	589	3,174	1,911	5,267
Adjusted EBITDA[2]	$47,437	$75,659	$94,726	$93,830

1 These adjustments relate to the portion of costs included in continuing operations and not the amounts that have been recast to discontinued operations.

2 There were no discontinued operations for the three or nine months ended September 30, 2020.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
LINZESS U.S. net sales as reported by AbbVie[2]	$241,124	$220,037	$652,891	$605,111
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	52,939	74,519	162,833	213,210
Commercial profit on sales of LINZESS	$188,185	$145,518	$490,058	$391,901
Commercial Margin[4]	78%	66%	75%	65%

Ironwood’s share of net profit[5]	94,092	72,759	245,029	195,951
Reimbursement for Ironwood’s selling, general and administrative expenses[6]	6,140	9,129	18,750	29,764
Adjustments to reconcile Ironwood’s previously reported share of net profit in conformance with AbbVie revenue recognition accounting policies and reporting conventions[7]	-	2,677	(5,902)	(1,884)
Ironwood’s collaborative arrangement revenue	$100,232	$84,565	$257,877	$223,831

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 In connection with its acquisition of Allergan, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie, as well as selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales. Ironwood has recalculated commercial margin in connection with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

6 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with AbbVie. Excludes an insignificant amount and approximately $0.4 million for the three and nine months ended September 30, 2020, respectively, and excludes approximately $0.7 million and approximately $1.9 million for the three and nine months ended September 30, 2019, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with AbbVie.

7 In connection with its acquisition of Allergan, AbbVie recast LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019 to conform with its revenue recognition accounting policies and reporting conventions for certain rebates and discounts. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments received from AbbVie.

U.S. LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
LINZESS U.S. net sales as reported by AbbVie[2]	$241,124	$220,037	$652,891	$605,111
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	52,939	74,519	162,833	213,210
AbbVie & Ironwood R&D Expenses[4]	11,207	16,436	39,406	44,526
Total net profit on sales of LINZESS[5]	$176,978	129,082	$450,652	$347,375

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 In connection with its acquisition of Allergan, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie, as well as selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).